Exhibit 10.1

Summary of the Second Amended and Restated
Hewlett-Packard Company 2004 Stock Incentive Plan
(as amended effective February 28, 2013)(1)

The principal features of the Newly Amended Plan are summarized below.  The following summary of the Newly Amended Plan does not purport to be a complete description of all of the provisions of the Newly Amended Plan.  It is qualified in its entirety by reference to the complete text of the Newly Amended Plan, which has been filed with the SEC as Annex A to this Proxy Statement.  Any HP stockholder who wishes to obtain a copy of the Newly Amended Plan may do so upon written request to the Secretary at HP’s principal executive offices.

General.  The purpose of the Newly Amended Plan is to encourage ownership in HP by key personnel whose long-term employment is considered essential to HP’s continued progress and thereby align participants’ and stockholders’ interests. Stock options and stock awards, including stock units, and cash awards may be granted under the Amended Plan. Options granted under the Newly Amended Plan may be either “incentive stock options,” as defined in Section 422 of the Code, or non-statutory stock options.

Administration.  The Newly Amended Plan may be administered by the Board, a committee appointed by the Board or its delegate (as applicable, the “Administrator”).

Eligibility.  Awards may be granted under the Newly Amended Plan to employees of HP and its affiliates and to non-employee directors. Incentive stock options may be granted only to employees of HP or its subsidiaries. There are approximately 304,000 employees and eight non-employee directors eligible to receive awards under the Newly Amended Plan. The Administrator, in its discretion, selects the employees to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards.

Section 162(m) Limitations.  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to HP’s Chief Executive Officer or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit if it otherwise meets the requirements of Section 162(m). One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the Newly Amended Plan provides that no employee may be granted more than 4,000,000 shares in any calendar year, except that an employee may be granted awards covering up to an additional 4,000,000 shares in connection with his or her initial employment with HP. The maximum amount payable pursuant to that portion of a cash award granted under the Newly Amended Plan for any fiscal year to any employee that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may not exceed $15,000,000. Stockholder approval of this proposal will constitute stockholder approval of these limitations for Section 162(m) purposes.

(1) The contents of this document appear on pages 47-51 of HP's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on January 31, 2013 and are incorporated by reference into HP's Current Report on Form 8-K to which this document is attached as Exhibit 10.1.

Terms and Conditions of Options and Stock Appreciation Rights.  Each option or stock appreciation right is evidenced by an award agreement between HP and the awardee and is subject to the following additional terms and conditions:

Exercise Price.  The Administrator determines the exercise price of options and stock appreciation rights at the time the award is granted. The exercise price of a stock option or stock appreciation right may not be less than 100% of the fair market value of the common stock on the date such award is granted, although certain replacement awards with lower exercise prices may be granted to service providers of entities acquired by HP. The fair market value of the common stock is determined as the closing quoted sales prices for the common stock on the date the award is granted (or if no sales were reported that day, the last preceding day a sale occurred). As of January 29, 2013, the closing quoted sales prices of common stock was $16.48 per share. No option or stock appreciation right may be repriced to reduce the exercise price of such award without stockholder approval (except in connection with a change in HP’s capitalization).

Exercise of Options and Stock Appreciation Rights; Form of Consideration.  The Administrator determines when options or stock appreciation rights become exercisable and in its discretion may accelerate the vesting of any outstanding award. The means of payment for shares issued upon exercise of an option are specified in each option agreement. The Newly Amended Plan permits payment to be made by cash, check, wire transfer, other shares of common stock of HP (with some restrictions), broker assisted cashless exercises, any other form of consideration permitted by applicable law, or any combination thereof.

Term of Option or Stock Appreciation Right.  The term of an option or stock appreciation right may be no more than ten years from the date of grant or 10 1/2 years in certain jurisdictions outside of the United States. No option or stock appreciation right may be exercised after the expiration of its term.

Termination of Employment.  If an awardee’s employment terminates for any reason, then all options and stock appreciation rights held by the awardee under the Newly Amended Plan generally will terminate immediately upon the awardee’s termination unless determined otherwise by the Plan Administrator.

Other Provisions.  The award agreement may contain other terms, provisions and conditions not inconsistent with the Newly Amended Plan, as may be determined by the Administrator.

Terms and Conditions of Stock Awards.  Each stock award agreement will contain provisions regarding (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment for the shares, (3) the performance criteria, if any, and level of achievement versus these criteria that will determine the number of shares granted, issued, retainable and vested, as applicable, (4) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Administrator, (5) restrictions on the transferability of the stock award, and (6) such further terms and conditions, in each case not inconsistent with the Newly Amended Plan, as may be determined from time to time by the Administrator.

Termination of Employment.  In the case of stock awards, including stock units, unless the Administrator determines otherwise, the restricted stock or restricted stock unit agreement will provide that the unvested stock or stock units will be forfeited upon the awardee’s termination of employment for any reason.

Vesting.  The vesting of a stock award may be subject to performance criteria, continued service of the awardee, or both.

Non-Employee Director Awards.  Non-employee directors are eligible only for annual retainer awards and are not eligible for any other type of award that is authorized under the Amended Plan. Annual retainer awards paid in the form of equity are granted in the form of non-statutory stock options or restricted stock units. The non-employee directors can elect to receive the annual equity retainer and the annual cash retainer in the form of stock options or restricted stock units, provided that such election is made within 25 days after the annual meeting at which they are elected. If no election is made within this period, the annual equity retainer will be in the form of restricted stock units and the annual cash retainer will be paid in cash. The awards are granted automatically one month after the beginning of the director’s year of service. The exercise price of director stock options cannot be less than 100% of the fair market value of HP common stock on the grant date. The value of the annual equity retainer (not including cash compensation that may be payable in shares at the election of the non-employee director) granted to a non-employee director for any director plan year is limited to $550,000.

The number of shares subject to non-statutory stock option awards granted to non-employee directors is determined as follows:

Amount of annual retainer to be paid as options
Fair market value of a share of HP common stock on the grant date	× Multiplier (defined below) = Number of Shares

The Administrator determines the Multiplier prior to the grant date using a modified Black-Scholes option valuation method that takes into account the following factors: (1) the fair market value of HP common stock on the date the Multiplier is determined; (2) the average length of time that HP stock options are held by optionees prior to exercise; (3) the risk-free rate of return based on the term determined in (2) and U.S. government securities rates; (4) the annual dividend yield for HP common stock; and (5) the volatility of HP common stock over the previous ten-year period.

The number of shares subject to restricted stock unit awards granted to non-employee directors is determined as follows:

Amount of annual retainer to be paid as restricted stock units
Fair market value of a share of HP common stock on the grant date	= Number of Shares

Cash Awards.  Each cash award agreement will contain provisions regarding (1) the target and maximum amount payable to the awardee as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the Newly Amended Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a cash award that is settled for cash may be a multiple of the target amount payable.

Nontransferability.  Unless otherwise determined by the Administrator, awards granted under the Newly Amended Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee’s lifetime only by the optionee. The Administrator will have the sole discretion to permit the transfer of an award.

Qualifying Performance Criteria.  Qualifying Performance Criteria means any one or more of the performance criteria listed below, either individually, alternatively or in combination, applied to either HP as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the award agreement. The performance criteria may be: (1) cash flow (including operating cash flow or free cash flow) or cash conversion cycle; (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (3) earnings per share; (4) growth in earnings or earnings per share, cash flow, revenue, gross margin, operating expense or operating expense as a percentage of revenue; (5) stock price; (6) return on equity or average stockholder equity; (7) total stockholder return; (8) return on capital; (9) return on assets or net assets; (10) return on investment; (11) revenue (on an absolute basis or adjusted for currency effects); (12) net profit or net profit before annual bonus; (13) income or net income; (14) operating income or net operating income; (15) operating profit, net operating profit or controllable operating profit; (16) operating margin, operating expense or operating expense as a percentage of revenue; (17) return on operating revenue; (18) market share or customer indicators; (19) contract awards or backlog; (20) overhead or other expense reduction; (21) growth in stockholder value relative to the moving average of the S&P 500 Index, a peer group index or another index; (22) credit rating; (23) strategic plan development and implementation, attainment of research and development milestones or new product invention or innovation; (24) succession plan development and implementation; (25) improvement in productivity or workforce diversity; (26) attainment of objective operating goals and employee metrics; and (27) economic value added.

Adjustments Upon Changes in Capitalization, Merger or Sale of Assets.  Subject to any required action by HP’s stockholders, (1) the number and kind of shares covered by each outstanding award, (2) the price per share subject to each outstanding award, and (3) the share limitations set forth in Section 3 of the Newly Amended Plan will be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of HP’s stock, or any other increase or decrease in the number of issued shares of HP’s stock effected without receipt of consideration by HP.

In the event of a liquidation or dissolution, any unexercised options, stock appreciation rights or stock awards will terminate. The Administrator, in its discretion, may provide that each awardee shall have the right to exercise all of the awardee’s options or stock appreciation rights, including those not otherwise exercisable, until the date ten days prior to the consummation of the liquidation or dissolution, and be fully vested in any other stock awards.

In the event of a change of control of HP, as defined in the Newly Amended Plan and determined by the Board, the Board, in its discretion, may provide for the assumption, substitution or adjustment of each outstanding award, accelerate the vesting of options or stock appreciation rights and terminate any restrictions on stock awards or cash awards, or cancel awards for a cash payment to the awardee.

Amendment and Termination of the Plan.  The Board may amend, alter, suspend or terminate the Newly Amended Plan, or any part thereof, at any time and for any reason. However, HP will obtain stockholder approval for any amendment to the Newly Amended Plan to the extent required by applicable laws or stock exchange rules. In addition, without limiting the foregoing, unless approved by HP stockholders, no such amendment shall be made that would: (1) materially increase the maximum number of shares for which awards may be granted under the Newly Amended Plan, other than an increase pursuant to a change in HP’s capitalization; (2) reduce the minimum exercise price for options or stock appreciation rights granted under the Newly Amended Plan; (3) reduce the exercise price of outstanding options or stock appreciation rights; or (4) change the class of persons eligible to receive awards under the Newly Amended Plan. No such action by the Board or stockholders may alter or impair any award previously granted under the Newly Amended Plan without the written consent of the awardee. Unless terminated earlier, the Newly Amended Plan shall terminate ten years from the date of its approval by the stockholders.

    New Plan Benefits.  Because benefits under the Newly Amended Plan will depend on the Administrator’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the Newly Amended Plan is approved by the stockholders.